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                                                                 EXHIBIT 4(B)(2)

                            STOCK OPTION AGREEMENT
                         OPTICAL SECURITY GROUP, INC.


     THIS AGREEMENT is made this 26th day of June 1998, by and between OPTICAL SECURITY GROUP, INC. a Colorado corporation ("Corporation") and ________________ ("Option Holder").

     1.   GRANT OF OPTION.  The Corporation has granted to the Option Holder an
          ----------------
option to purchase ________ shares of its common stock (the "Stock") at the purchase price of $_______ per share, in the manner and subject to the conditions hereinafter provided. Subject to the provisions of Section 4, the option will expire on _____________. The option was granted pursuant to the following plan or arrangement:

          __________     Incentive Stock Option Plan

              X          Non-Qualified Stock Option Plan
          ----------

          __________     Stock Bonus Plan

          __________     Other (Describe agreement or circumstance
                         pertaining to grant of option)

     Each Plan as described above is on file with the Secretary of the Corporation and a copy will be provided to the Option Holder upon request. To the extent applicable, the provisions of the Plan shall be deemed a part of this Agreement.

     2.   TIME OF EXERCISE OF OPTION.  Subject to the provisions of Section 4
          ---------------------------
regarding termination of the option, the options granted may be exercised at any time after the date(s) indicated:

               _____________________

               _____________________



     3.   METHOD OF EXERCISE.  The option shall be exercised by written notice
          -------------------
directed to the Corporation, at the Corporation's principal place of business, accompanied by check in payment of the option price for the number of shares specified. The Corporation shall make prompt delivery of such shares, provided that if any law or regulation requires the Corporation to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.
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The price of an exercised option, or portion thereof, may be paid:

          (i) in cash or by check, bank draft or money order payable to the order of the Corporation; or

          (ii) at the discretion of the Corporation, through the delivery of shares of the Corporation's Common Stock, with anaggregate Fair Market Value equal to the option price, provided such tendered shares have been owned by the Option Holder for at least one year prior to such exercise; or

          (iii) at the discretion of the Corporation, by a combination of  both
(i) and (ii) above.

     4.   TERMINATION OF OPTION.  Except as herein otherwise stated, the option
          ----------------------
to the extent not previously exercised, shall terminate upon the first to occur of the following dates:

          (a) Any event provided by the Plan pursuant to which the option was granted (i.e., termination of employment, death, disability, etc.);

          (b) the expiration of the option as provided in Section 1;

          (c) Other: At such time as the Option Holder ceases to be an employee of the Company (in the case of incentive stock options) or ceases to be a director of the Corporation (in the case of all other options), all options for which the Vesting Date is after the date the Option Holder ceases to hold such position with the Corporation will expire.

          Notwithstanding the above,

          (i) if the Corporation should merge, consolidate or effect a share-for-share exchange with another company (and the Corporation will not be the surviving entity) or should the Corporation sell all or substantial all of its assets, then immediately prior to any such transaction, all options shall vest and be immediately exercisable.

          (ii) if the option holder dies or becomes permanently and totally disabled prior to the expiration of any option, than all options shall vest and be immediately exercisable. An option holder is permanently and totally disable if he is unable to conduct the gainful activity in which he was engaged prior to such disability by reason of any medically determinable physical or mental impairment for a continuous period of not less than six months. An option holder shall not be considered to be permanently and totally disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the
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Corporation may require.

     5.   RECLASSIFICATION, CONSOLIDATION OR MERGER.  If and to the extent that
          ------------------------------------------
the number of issued shares of common stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to the option and the option price per share shall be proportionately adjusted. If the Corporation is reorganized or consolidated or merged with another corporation, the Option Holder shall be entitled to receive options covering shares of such reorganized, consolidated or merged company in the same proportion, at an equivalent price, and subject to the same conditions as the options granted pursuant to this Agreement. For purposes of the preceding sentence, the excess of the aggregate Fair Market Value of the shares subject to the option over the aggregate option price of such shares immediately before such reorganization, consolidation or merger, and the new option or assumption of old option shall not give the Option Holder additional benefits which were not provided under the old option, or deprive the Option Holder of benefits which were available under the old option.

     6.   NOTICE TO CORPORATION OF CERTAIN DISPOSITIONS.  Any Option Holder
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disposing of shares of stock acquired on the exercise of an option granted pursuant to the Corporation's Incentive Stock Option Plan by sale or exchange either (a) within two years after the date of the grant of the option under which the stock was acquired or (b) within one year after the acquisition of such shares shall notify the Corporation of such disposition and of the amount realized upon such disposition.

     7.   REGISTRATION OF SHARES.  The Corporation agrees to pursue its best
          -----------------------
efforts to cause the shares (i) issuable upon the exercise of options granted pursuant to this Agreement or (ii) in accordance with a stock bonus grant, to be registered under the provisions of the Securities Act of 1933.

     8.   BINDING EFFECT.  This Agreement shall inure to the benefit of and be
          ---------------
binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                                    OPTICAL SECURITY GROUP, INC.



                                    By___________________________
                                       Richard H. Bard
                                       Chief Executive Officer




                                     ____________________________